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                                                                    Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE

Convergent Communications Completes $50 Million Credit Facility

ENGLEWOOD, Colo., April 19, 2000 Convergent Communications Service Inc., a wholly owned subsidiary of Convergent Communications Inc. (NASDAQ: CONV), announced today that it has entered into a senior secured revolving line of credit facility with Foothill Capital Corporation, a wholly owned subsidiary of Wells Fargo & Company (NYSE: WFC - news). Foothill Capital is providing Convergent Communications with an asset-based line of credit up to $50 million for general working capital purposes.

"I am especially pleased with the completion of this working capital facility and the establishment of what I believe will be a strong relationship with Foothill Capital," said Brian Ervine, chief financial officer of Convergent Communications.

The company's recently announced $175 million preferred stock investment led by Texas Pacific Group (TPG) was closed and funded on April 18, 2000. TPG invested $150 million, while affiliates of Sandler Capital, an early investor in the company, invested the remainder.

"This credit facility, in concert with the capital investment led by Texas Pacific Group, completes the funding initiatives needed to accelerate our business plan," said Joe Zell, president and chief executive officer of Convergent Communications.

About Foothill Capital Corporation
Foothill Capital Corporation is a leading provider of asset-based financing to companies for growth/expansion, refinancings/recapitalizations, turnarounds, debtor-in-possession financings and leveraged acquisitions.

About Convergent Communications
Convergent Communications Services, Inc., a wholly owned subsidiary of Convergent Communications, Inc. (Nasdaq: CONV), is a leader in the development of the next-generation Integrated Communications Provider (ICP) business model focused on the small and medium enterprise (SME) marketplace. With operations in 35 markets, the company is uniquely positioned to provide complete turnkey solutions for that marketplace that include Web services and application hosting, managed services, complete local, long distance and Internet services, and voice, data & video networking equipment.

For more information on Convergent Communications, visit the company's Web site at http://www.converg.com.

                                      -30-

The statements made by Convergent Communications in this press release may be forward-looking in nature. Information in this press release is qualified by the more detailed information contained in the company's 1999 annual report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000. Forward-looking statements in this news release are expectations, not historical facts. Such statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially. Such risks and uncertainties include, but are not limited to, the degree to which the company is leveraged and the restrictions imposed on the company under its existing debt instruments that may adversely affect the company's ability to finance its future operations, to compete effectively against better-capitalized competitors and to withstand downturns in its business or the economy generally; and other factors discussed in the company's filings with the Securities and Exchange Commission.



Investor Contacts:                      Media Contact:
Steven Smith or Tom Kennedy             Jil Hicks
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(303) 749-2900                          (303) 749-2970
ir@converg.com                          Jil.hicks@converg.com